Subject to Completion Preliminary Term Sheet dated July 13, 2026	Filed Pursuant to Rule 433 Registration Statement No. 333-294072 (To Prospectus dated June 4, 2026, Prospectus Supplement dated June 4, 2026 and Product Supplement STOCK ARN-1 dated June 4, 2026)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	August , 2026 August , 2026 October , 2027
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks

■Maturity of approximately 14 months

■3-to-1 upside exposure to increases in the Basket, subject to a capped return of [19.00% to 23.00%]

■1-to-1 downside exposure to decreases in the Basket, with up to 100% of your investment at risk

■The Basket will be comprised of the common stock of each of Amazon.com, Inc., Microsoft Corporation, and NVIDIA Corporation (the “Basket Stocks”). Each Basket Stock will be given an approximately equal weight

■All payments occur at maturity and are subject to the credit risk of Canadian Imperial Bank of Commerce

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

■The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.096 and $9.253 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$10.000	$
Underwriting discount(1)	$0.175	$
Proceeds, before expenses, to CIBC	$9.825	$

(1)For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

August   , 2026

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

Summary

The Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October  , 2027 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of three information technology sector stocks described below (the “Basket”), is greater than the Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket will be comprised of the common stocks of Amazon.com, Inc., Microsoft Corporation, and NVIDIA Corporation (the “Underlying Companies”). On the pricing date, the common stock of Amazon.com, Inc. will be given an initial weight of 33.34%, and the common stock of each of Microsoft Corporation and NVIDIA Corporation will be given an initial weight of 33.33%.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge and certain service fee described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our pricing models. The initial estimated value as of the pricing date will be based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes		Redemption Amount Determination
Issuer:	Canadian Imperial Bank of Commerce (“CIBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:

An approximately equally weighted basket of three information technology sector stocks comprised of the common stock of each of Amazon.com, Inc. (Nasdaq symbol: “AMZN”), Microsoft Corporation (Nasdaq symbol: “MSFT”), and NVIDIA Corporation (Nasdaq symbol: “NVDA) (each, a “Basket Stock”).

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:

The value of the Basket on the calculation day, calculated as specified in “The Basket” on page TS-8 and “Description of ARNs—Basket Market Measures—Ending Value of the Basket” on page PS-27 of product supplement STOCK ARN-1. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described on page PS-27 of product supplement STOCK ARN-1.

Participation Rate:	300%
Capped Value:	[$11.90 to $12.30] per unit, which represents a return of [19.00% to 23.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Calculation Day:	Approximately the fifth scheduled trading day immediately preceding the maturity date.
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-20 of product supplement STOCK ARN-1.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	BofA Securities, Inc. (“BofAS”).
Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement STOCK ARN-1 dated June 4, 2026:
https://www.sec.gov/Archives/edgar/data/1045520/000191870426015705/form424b5.htm

■Prospectus supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015691/form424b5.htm

■Prospectus dated June 4, 2026:
https://www.sec.gov/Archives/edgar/data/1045520/000110465926070439/tm267331d5_424b3.htm

■These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

■You are willing to risk a loss of principal if the value of the Basket decreases from the Starting Value to the Ending Value.

■You accept that the return on the notes will be capped.

■You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

■You are willing to forgo dividends or other benefits of owning the Basket Stocks.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

■You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

■You seek principal repayment or preservation of capital.

■You seek an uncapped return on your investment.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on the Basket Stocks.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a hypothetical Capped Value of $12.10 per unit (the midpoint of the Capped Value range of [$11.90 to $12.30]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Participation Rate of 300%, a hypothetical Capped Value of $12.10 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
107.00	7.00%	$12.10(2)	21.00%
110.00	10.00%	$12.10	21.00%
130.00	30.00%	$12.10	21.00%
150.00	50.00%	$12.10	21.00%
200.00	100.00%	$12.10	21.00%

(1)The Starting Value will be set to 100.00 on the pricing date.

(2)The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:100.00
Ending Value:50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value:100.00
Ending Value:103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:100.00
Ending Value:130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the hypothetical Capped Value, the Redemption Amount will be $12.10 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK ARN-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■Depending on the performance of the Basket as measured shortly before the maturity date, you may lose up to 100% of the principal amount.

■Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.

■Changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

■Our initial estimated value of the notes will be lower than the public offering price of the notes. The public offering price of the notes will exceed our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-15, are included in the public offering price of the notes.

■Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the value of the Market Measure, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

■Our initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and any secondary market prices of the notes.

■A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is BofAS.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■An Underlying Company will have no obligations relating to the notes, and none of us, MLPF&S, BofAS or our respective affiliates will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

■As a noteholder, you will have no rights of a holder of any Basket Stock, and you will not be entitled to receive any shares of a Basket Stock or dividends or other distributions by any Underlying Company.

■While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S, BofAS and our respective affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.

■The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of ARNs—Anti-Dilution Adjustments” beginning on page PS-20 of product supplement STOCK ARN-1.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-33 of product supplement STOCK ARN-1.  For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

The Basket Stocks are concentrated in one sector.  All of the Basket Stocks are issued by companies in the information technology sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the information technology sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. In addition, because the Basket Stocks are concentrated in one sector, they may be more susceptible to economic, market, political or regulatory occurrences affecting their relevant industrial sector. As a result, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes.

An investment in the notes is subject to risks associated with investing in stocks in the information technology sector.  The Basket Stocks are issued by companies whose primary business is directly associated with the information technology sector. Because the value of the notes is linked to the performance of the Basket Stocks, an investment in the notes exposes investors to risks associated with investments in the stocks of companies in the information technology sector. The profitability of information technology companies can be significantly affected by intense competition and rapid product obsolescence. Information technology companies may also have limited product lines, markets, financial resources or personnel. In addition, information technology companies are heavily dependent on intellectual property rights, and the loss or impairment of those rights could adversely affect the prices of the Basket Stocks and increase the volatility of the Basket. This in turn could adversely impact the market value of the notes and decrease the payment on the notes.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

The Basket

The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section entitled “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-25 of product supplement STOCK ARN-1.

If July 7, 2026 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Amazon.com, Inc.	AMZN	33.34%	245.98	0.13553947	33.34
Microsoft Corporation	MSFT	33.33%	388.84	0.08571649	33.33
NVIDIA Corporation	NVDA	33.33%	196.93	0.16924796	33.33
				Starting Value	100.00

(1)The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)These were the Closing Market Prices of the Basket Stocks on July 7, 2026.

(3)Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on July 7, 2026 and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in product supplement STOCK ARN-1. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of ARNs–Basket Market Measures—Ending Value of the Basket” on page PS-27 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2016 through July 7, 2026. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the Closing Market Prices of the Basket Stocks as of January 1, 2016, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of its future performance or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

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Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

The Basket Stocks

We have derived the following information about the Underlying Companies from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a range of products. The company’s products include books, music, videotapes, computers, electronics, home and garden, and other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “AMZN.” The company’s CIK number is 1018724.

The following graph shows the daily historical performance of AMZN on its primary exchange in the period from January 1, 2016 through July 7, 2026. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 7, 2026, the Closing Market Price of AMZN was $245.98. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AMZN

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This historical data on AMZN is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of AMZN during any period set forth above is not an indication that the price per share of AMZN is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of AMZN.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

Microsoft Corporation

Microsoft Corporation develops, licenses, sells, and supports a range of software products, services, and devices. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “MSFT.” The company’s CIK number is 789019.

The following graph shows the daily historical performance of MSFT on its primary exchange in the period from January 1, 2016 through July 7, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 7, 2026, the Closing Market Price of MSFT was $388.84. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of MSFT

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This historical data on MSFT is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of MSFT during any period set forth above is not an indication that the price per share of MSFT is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of MSFT.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

NVIDIA Corporation

NVIDIA Corporation operates as a tech company. The company develops a platform for scientific computing, AI, data science, autonomous vehicles, robotics, metaverse, and 3D internet applications, as well as focuses on PC graphics. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “NVDA.” The company’s CIK number is 1045810.

The following graph shows the daily historical performance of NVDA on its primary exchange in the period from January 1, 2016 through July 7, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 7, 2026, the Closing Market Price of NVDA was $196.93. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of NVDA

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This historical data on NVDA is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of NVDA during any period set forth above is not an indication that the price per share of NVDA is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of NVDA.

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to a broker dealer in which an affiliate of BofAS has an ownership interest for providing certain services with respect to this offering, which will reduce the economic terms of the notes to you.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

■the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

■a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

■a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-7 of product supplement STOCK ARN-1 and “Use of Proceeds” on page S-14 of prospectus supplement.

Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”).  Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Hybrid Mismatch Rules which, if enacted in the form proposed, would expand the categories of payments to which the Hybrid Mismatch Rules may apply.  This summary further assumes that such proposals will not result in the application of the Hybrid Mismatch Rules to amounts payable to a holder in respect of the notes, but there can be no assurances in this regard. Investors should note that the Hybrid Mismatch Rules, and the proposed amendments thereto, are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” in product supplement STOCK ARN-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.   Non-U.S. holders should consult the section entitled “U.S. Federal Income Tax Summary – Non-U.S. Holders” in product supplement STOCK ARN-1.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

Accelerated Return Notes®	TS-16

Accelerated Return Notes® Linked to a Basket of Three Information Technology Sector Stocks, due October , 2027

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Accelerated Return Notes®	TS-17